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                                                                      Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT



          1.   The Finance Company, a Virginia corporation (100%).

               a. The Insurance Agency, Inc., a Virginia corporation owned 100% by The Finance Company.

               b. TFC Receivables Corporation, a Delaware corporation owned 100% by The Finance Company.

          2.  First Community Finance, Inc., a Virginia corporation (100%).

          3.  Recoveries, Inc., a Virginia corporation (100%).

          4.  PC Acceptance Corporation, a Virginia corporation (100%).